Exhibit 23.2

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

April 29, 2019

To Whom It May Concern:

We hereby consent to the incorporation by reference in the registration statements on Form S-1 of Esports Entertainment Group, Inc. of our report dated on October 23, 2017, on the audit of the financial statements of Esports entertainment Group, Inc. as of June 30, 2017, and the related statements of operations, stockholders’ equity and cash flows for the year then ended and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.